Exhibit 99.1

World Acceptance Corporation Names R. Chad Prashad President & Chief Executive Officer and Member of the Board of Directors

GREENVILLE, S.C.--(BUSINESS WIRE)--June 28, 2018--World Acceptance Corporation (NASDAQ: WRLD), one of the largest small-dollar installment loan companies in North America, today announced the promotion of R. Chad Prashad, current Senior Vice President and Chief Strategy and Analytics Officer, to the position of President and Chief Executive Officer, effective immediately. In addition, on June 27, 2018, the Company’s Board of Directors appointed Mr. Prashad as a member of the Board of Directors, effective immediately.

Mr. Prashad has served as Senior Vice President and Chief Strategy and Analytics Officer since February 2018 and as Vice President of Analytics from June 2014 to February 2018. Previously, Mr. Prashad served as Senior Director of Strategy Development for Resurgent Capital Services from 2013 to 2014 and Director of Legal Strategy for Resurgent Capital Services from 2009 to 2013. Mr. Prashad holds a Bachelor of Arts in Political Science and dual major Bachelor of Science in Business Administration and Economics from Presbyterian College and a Master of Arts in Economics from Clemson University. He has served on the Board of Directors of Fostering Great Ideas, a nonprofit organization, since 2013, serving as Chairman in 2015 and 2016.

In connection with Mr. Prashad’s promotion, the Company terminated the Services Agreement with Mr. James H. Wanserski who served as the Company’s Interim President and Chief Executive Officer since January 22, 2018.

“Chad’s deep understanding of our customer and strategic direction, combined with his connection with our current leadership team, uniquely position him to seamlessly transition into the CEO role and continue our recent success. We are excited about this well-deserved promotion from within our strong executive team and are confident in Chad’s abilities,” said Ken Bramlett, Chairman of the Board.

“I also want to thank Jim Wanserski for his time in the Interim President and CEO role while we searched for a permanent replacement,” said Bramlett.

About World Acceptance Corporation

Founded in 1962, Greenville, S.C.-based World Acceptance Corporation (NASDAQ: WRLD) is one of North America’s largest small-loan consumer finance companies. It operates 1,308 offices in 15 U.S. states and Mexico. The company offers short and medium-term installment loans, related credit insurance and a range of ancillary financial products and services to individuals that may include those with limited access to other sources of consumer credit. In addition, the company develops and provides computer software solutions for the consumer finance industry. For more information, visit www.loansbyworld.com.

Forward-Looking Statement

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, or the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the SEC, DOJ, or other regulators or third parties in connection with or resulting from the previously disclosed investigation of our operations in Mexico; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company’s assessment of its internal control over financial reporting, and the timing and effectiveness of the Company’s efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

CONTACT:
World Acceptance Corporation
John L. Calmes, Jr., 864-298-9800
Chief Financial Officer